Exhibit 10.1

EXECUTION COPY

INFOMERCIAL PRODUCTION AND DISTRIBUTION AGREEMENT

This Production and Distribution Agreement (this "Agreement") dated as of November 10, 2010 (the "Agreement Date"), by and among Red Rock Pictures Holdings, Inc. a Nevada Corporation ("RRP"), SLC Promotions, Inc., a California corporation ("SLC'), f/s/o Suzanne Somers ("Somers"), and SSP Group, Inc., a California corporation ("BC," and together with RRP, SLC and BC, the "Parties").

RECITALS

WHEREAS, RRP is in the business of advertising, marketing and distributing products in various media and categories of trade;

WHEREAS, RRP is the owner of all right, title and interest in and to that certain book entitled ANTI-AGING MIRACLES by Dr. James W. Forsythe (the "Book"), including, without limitation, all copyrights and all renewals and extensions of copyrights in the Book;

WHEREAS, RRP desires to market and sell the Book and an accompanying DVD (the "DVD"), and certain other products mutually agreed upon by the Parties from time to time, which are related to or derivative of the Book (collectively, the "Products");

WHEREAS, RRP has determined that it is in its best interests to collaborate with SLC and BC to produce an infomercial about the Products to be hosted by Somers (the "Infomercial") to market and sell the Products;

WHEREAS, the Parties wish to set forth the terms and conditions upon which the Parties will produce the Infomercial, sell the Products in all channels of distribution, including, but not limited to, the Infomercial, Internet, catalog, radio, credit card syndication, direct mail, live television shopping and retail (collectively, the "Channels of Distribution"), and share the revenues from such sales; and

WHEREAS, RRP and SLC desire to collaborate on future infomercials for additional consumer products upon the mutual agreement of RRP and SLC.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and upon the terms and conditions set forth herein, the Parties hereby agree as follows:

1.      Production and Ownership of Infomercial. RRP and BC, directly or through their independent contractors, shall write, produce and edit the Infomercial. The Infomercial shall be approximately thirty (30) minutes in length, or of a shorter duration agreed to by RRP and SLC. The Infomercial will describe and promote the benefits to be derived from the Products and will offer the Products for sale to the general public. RRP shall own the Infomercial, subject to the rights of SLC provided in Section 2(b) below.

2.      Somers's Services; Approval Rights; Use of Persona.

(a)Services; Persona. SLC will furnish the services of Somers to appear as reasonably necessary, subject to her reasonable pre-existing personal and professional commitments, to provide services in connection with the Infomercial of a type that are customarily provided by a host of an infomercial, at such times and places mutually agreed to by SLC and RRP. Subject to Section 2(b)

below, this Agreement gives RRP the right to use Somers's, name, likeness, voice, and image (the "Persona") in connection with the Infomercial and the promotion of the Products throughout the entire world and in all Channels of Distribution. SLC and Somers (i) shall retain all rights in and to the Persona that are not granted to RRP pursuant to this Agreement, and (ii) except as expressly provided in this Agreement, shall not be prevented from using or exploiting the Persona in connection with the advertisement or promotion of any other person, entity, product, procedure or service.

(b)            SLC Approvals. Notwithstanding anything to the contrary contained in this Agreement, RRP agrees that it will not publish or broadcast the Infomercial, or any portion thereof incorporating the Persona, or create any publicity or promotional materials for the Products or the Infomercial featuring the Persona (collectively, "Publicity Materials"), unless SLC has approved in writing in advance the final form of the Infomercial or such Publicity Materials, as the case may be. Furthermore, RRP will not sell any Products unless such Product has been approved in writing in advance by SLC. SLC shall have at least six (6) days from the time of delivery to review: (i) any proposal for new Products to be sold in connection with the Book (i.e., "upsells"), (ii) the final cut of the Infomercial, and (iii) any Publicity Materials, as the case may be. In the event that RRP has not received an affirmative approval or disapproval from SLC during the first three days of such six-day period with respect to any proposal requiring SLC's approval pursuant to this Section 2(b), then RRP shall follow up with SLC by phone call to Alan Hamel regarding such proposal from time to time during the remainder of such six-day period; provided, that if RRP is unable to obtain a response from SLC during such time, then SLC shall be deemed to have disapproved such proposal.

(c)            Use of Publicity Materials. RRP shall be under no obligation to cause the Publicity Material produced hereunder to be used or broadcast.

3.      The Products. RRP hereby represents and warrants that (a) it owns all right, title and interest in and to the Book (including, without limitation, all copyrights and all renewals and extensions of copyrights in the Book), (b) except for the rights granted to the Parties pursuant to this Agreement, no other Party shall have or obtain any rights or interest in or to any of the Book under, or by virtue of, this Agreement, and (c) although it does not own the DVD, it has obtained the requisite right and license to manufacture (or contract for the manufacture of), re-arrange, edit, market, distribute, sell, use and otherwise exploit the DVD. RRP covenants that it will either own all of the Products or have the right to manufacture (or contract for the manufacture of), market, distribute, sell, use and otherwise exploit any Products mutually agreed upon by the Parties after the Agreement Date.

4.      Establishment of Joint Bank Account. The Parties shall establish a joint account at a bank agreed to by RRP and SLC (the "Joint Account") into which all revenues from the sale of Products shall be deposited and from which all Costs (as defined in Section 5) shall be paid. None of the Parties shall have the authority to write any check or withdraw any funds from the Joint Account unless such check is signed or withdrawal is authorized, as the case may be, by an authorized representative of both RRP and SLC; provided, however, that in the event it becomes necessary to process a payment to a third party on an expedited timeline that could not reasonably be expected to be met in compliance with the requirements of this Section 4, then SLC shall use commercially reasonable efforts to coordinate a wire transfer of requisite funds sufficient to process such payment in a timely manner In connection with RRP's fulfillment of orders for the Products, RRP shall direct all customers to remit payment for the Products to the Joint Account.

5.      Net Sales. Net Sales shall be distributed, at such times and in such amounts mutually agreed to by RRP and SLC, as follows:

(a) 49% to RRP;

(b) 49% to SLC; and
(c) 2% to BC.

The term "Net Sales" means the gross revenues from the sale of Products, regardless of the Channels of Distribution, less only the following costs or expenses, which shall not be incurred without the prior written approval of SLC: documented direct or third-party costs or expenses incurred by RRP in connection with the creation, manufacture, publishing, promotion or distribution of the Products ("Costs"), including, without limitation, manufacturing and publishing costs, "residuals" payable to Somers pursuant to AFTRA requirements (if any), warehousing costs, order fulfillment costs, including "chargebacks" and returns, and media costs associated with the Infomercial.

6.      Royalties and Production Costs. RRP shall be responsible for (a) all royalties payable to Dr. James W. Forsythe and Earlene M. Forsythe (the "Forsythes") pursuant to that certain Marketing and Distribution Agreement between RRP and the Forsythes dated December 1, 2008 ("Royalties"), and (b) all costs incurred in connection with producing the Infomercial, including, without limitation, any costs relating to hair and makeup services for Somers and services provided by BC; provided, that BC shall provide its services to RRP at BC's cost.

7.       Additional Representations, Warranties and Covenants. Each Party represents, warrants and covenants that: (a) it has all necessary power and authority to enter into and perform this Agreement; and (b) it has not used the services of or incurred any obligations to any agent, broker or finder in connection with the transaction(s) contemplated by this Agreement. RRP hereby covenants that the Infomercial shall comply with all applicable laws, rules, regulations and standards, and SLC's approval thereof is not a representation that SLC believes the Infomercial satisfies the requirements of applicable laws, rules, regulations or standards. RRP further represents, warrants and covenants that neither the Infomercial nor the sale of the Book or DVD will violate the rights of any third party including, without limitation, any intellectual property rights, rights of publicity and/or privacy, misappropriation rights, or any other right. RRP represents and warrants that the Infomercial will be produced by an AFTRA signatory company in full compliance with the rules and regulations of AFTRA.

8.      Email/Address Lists. To the extent permissible by applicable law, RRP shall deliver to SLC, no less frequently than monthly, the mailing address and electronic mail ("email") address for each person or entity that purchases any Products. In connection with the foregoing, RRP shall take all steps necessary to cause RRP and SLC to be in full compliance with applicable privacy laws, including without limitation, obtaining requisite purchaser consent, making requisite disclosures via published privacy policies, or otherwise.

9.      Indemnification.

(a) Each of the Parties shall indemnify, defend and hold each other (including the other Parties' heirs, successors and assigns) harmless against any claims, demands, liabilities, causes of action or damages, including, without limitation, for libel, defamation, slander, invasion of privacy, and infringement of copyright, trademark and any other intellectual property right, and including all costs and attorneys' fees incurred by the non-indemnifying Party in connection with defending against such claims, demands, liabilities, causes of action or damages, arising out of any breach of this Agreement by the indemnifying Party or any breach of any representation or warranty contained herein by the indemnifying Party.

(b) RRP agrees to indemnify, and hold harmless BC, SLC and Somers, their shareholders, directors, officers, employees, and agents from and against all claims, demands, liabilities, causes of action, damages, costs or expenses of any nature whatsoever, including, without limitation, reasonable outside attorneys' fees and expenses, arising from or in connection with the creation, manufacturing, marketing, distribution and sale of the Products.

(c) RRP shall acquire and maintain commercial general liability and product liability insurance coverage underwritten by a qualified insurance company which (i) has been rated at least A-VII by the most recent edition of Best's insurance report, and (ii) contains a combined single limit of liability of not less than $2,000,000 per occurrence and $5,000,000 in the aggregate. BC, SLC and Somers will be named as additional insureds on all such policies.

10.     Arbitration.

(a)   In the event of any dispute, controversy or claim arising out of or relating to this Agreement, the Parties shall try to settle such dispute, controversy or claim amicably amongst themselves. If the Parties are unable to so settle such dispute, controversy or claim, then any such dispute, controversy or claim arising out of or relating to any provision of this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof, including, without limitation, this arbitration clause shall be solely and finally settled by arbitration in the manner specified in this Section 10; provided, that any Party may seek equitable relief, including, but not limited to, specific performance and injunctive relief, solely and exclusively in the state or federal courts located in Los Angeles, California, and each Party unconditionally submits to the sole and exclusive jurisdiction of any U.S. federal or California state court sitting in Los Angeles, California, and further irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such proceeding in any such court.

(b)            Proceedings. All arbitration proceedings shall be conducted solely and exclusively in Los Angeles, California and under the procedural rules of JAMS. The Party requesting arbitration shall serve upon the other Parties a written demand for arbitration stating the substance of the controversy, dispute or claim, and the contention of the Party requesting arbitration. Within sixty (60) days after the demand, the Parties shall select three (3) mutually acceptable arbitrators. The arbitrators are to act as neutral arbitrators and shall have no past, present or anticipated future affiliation with the Parties or any relationship with the Parties which would unduly influence the independence of an arbitrator. If the Parties are unable to agree upon three (3) mutually acceptable arbitrators, the arbitration agent shall appoint three (3) arbitrators. The decision of the arbitrators shall be in writing setting forth the basis therefor. The Parties shall abide by the award rendered in such arbitration proceeding, and such award may be enforced and executed upon in any court having jurisdiction over the Party against whom enforcement of such award is sought. The Parties shall divide equally the administrative charges, arbitrators' fees and related expenses of arbitration, but each Party shall pay its own attorneys' fees incurred in connection with such arbitration; provided, however, if the arbitrators determine that one Party prevailed clearly and substantially over the other Party(ies), then the non-prevailing Party(ies) shall also pay the prevailing Party's reasonable attorneys' fees and expert witness costs and arbitration costs.

(c)            Limitation on Damages. Except with respect to claims for indemnification resulting from third-party claims, in no event shall any Party be liable for special, indirect, incidental or consequential damages arising under or in connection with this Agreement, or the performance of, or failure to perform, any obligations hereunder, whether in contract, negligence, tort, or otherwise.

11.     Notices. All notices and other communications to be given pursuant to this Agreement shall be in writing to the Party intended at the following addresses:

If to RRP:
Red Rock Pictures Holdings, Inc.
6019 Olivas Park Drive, Suite C
Ventura, CA 93003
Attn: Mr. Reno R. Rolle
Phone: (805) 650-6749
Facsimile. (805) 258-5104

If to SLC:

SLC Promotions, Inc.
PMB 663
23679 Calabasas Road
Calabasas, CA 91302
Attn: Mr. Alan Hamel
Phone:
Facsimile:

With a courtesy copy to:

Eisner, Frank & Kahan,
a Professional Corporation
9601 Wilshire Blvd., Suite 700
Beverly Hills, CA 90210
Phone: (310) 855-3200
Fax: (310) 855-3201
Attn: Robert L. Kahan, Esq.

If to BC:

SSP Group, Inc.
12100 Wilshire Blvd., Suite 550
Los Angeles, CA 90025
Attn: Bruce Somers
Phone: (310) 826-3400
Facsimile: (310) 943-1705

12.      Miscellaneous. No Party can assign this Agreement or any rights granted hereunder, and any attempt by any of the Parties to do any of the foregoing, without the prior written consent of all other Parties, shall be deemed null and void. Nothing in this Agreement shall be construed to place the Parties in the relationship of partners or joint venturers or principal and agent, or employer and employee. No Party shall have the power to obligate or bind the others to a third party in any manner whatsoever. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, this Agreement shall not be invalidated, but said provision shall be severed from this Agreement, and the remaining provisions hereof shall remain in full force and effect. Each Party has been advised to seek independent legal advice from attorneys of its own choice, with respect to the advisability of executing this Agreement, and each Party has had the opportunity for its attorney to review this Agreement prior to the execution hereof. This Agreement may be signed in counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute this Agreement. This Agreement constitutes the entire agreement and understanding among the Parties and cancels, terminates and supersedes any prior or contemporaneous agreement or understanding relating to the subject matter of this Agreement among the Parties. This Agreement may not be modified without the mutual written consent of the Parties. The recitals are hereby incorporated by reference into and made a part of this Agreement.

13.        Future Agreements. The Parties may agree from time to time to enter into other agreements relating to the future production of infomercials for consumer products mutually agreed upon by SLC and RRP on terms and conditions substantially similar to those contained in this Agreement.

14.        Confidentiality; Press Releases. Neither Party shall issue a press release or otherwise publicly disseminate any information concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other Party.

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